UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

HURRAY! HOLDING CO., LTD.

(Name of Issuer)

AMERICAN DEPOSITORY SHARES

EACH REPRESENTING ONE HUNDRED ORDINARY SHARES

(Title of Class of Securities)

447773 10 2

(CUSIP Number)

Rosie Yu

15/F, Tower B, Gateway Plaza

No. 18 Xia Guang Li North Road

East Third Ring, Chaoyang District

Beijing 100027, People’s Republic of China

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 15, 2009

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☒

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes

CUSIP No. 447773 10 2

1	Name of Reporting Persons Granite Global Ventures (Q.P.) L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 238,456 ADS representing 23,845,600 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 238,456 ADS representing 23,845,600 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 238,456 ADS representing 23,845,600 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.09% (3)

14	Type of Reporting Person* PN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 234,450 American Depository Shares (ADS) representing 23,445,000 ordinary shares held by Granite Global Ventures (Q.P.) L.P., and 4,006 ADS representing 400,600 ordinary shares held by Granite Global Ventures L.P. Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P.  Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. and share voting and dispositive power over all such shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P.  These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

(4)

In addition, Granite Global Ventures (Q.P.) L.P. holds 11 ordinary shares (representing a fractional 0.11 ADS) and Granite Global Ventures L.P. holds 4 ordinary shares (representing a fractional 0.04 ADS) for an aggregate total of 15 ordinary shares (representing a fractional 0.15 ADS).

CUSIP No. 447773 10 2

1	Name of Reporting Persons Granite Global Ventures L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 238,456 ADS representing 23,845,600 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 238,456 ADS representing 23,845,600 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 238,456 ADS representing 23,845,600 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.09% (3)

14	Type of Reporting Person* PN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 234,450 American Depository Shares (ADS) representing 23,445,000 ordinary shares held by Granite Global Ventures (Q.P.) L.P., and 4,006 ADS representing 400,600 ordinary shares held by Granite Global Ventures L.P. Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P.  Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. and share voting and dispositive power over all such shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P.  These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

(4)

In addition, Granite Global Ventures (Q.P.) L.P. holds 11 ordinary shares (representing a fractional 0.11 ADS) and Granite Global Ventures L.P. holds 4 ordinary shares (representing a fractional 0.04 ADS) for an aggregate total of 15 ordinary shares (representing a fractional 0.15 ADS).

CUSIP No. 447773 10 2

1	Name of Reporting Persons Granite Global Ventures L.L.C.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 238,456 ADS representing 23,845,600 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 238,456 ADS representing 23,845,600 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 238,456 ADS representing 23,845,600 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.09% (3)

14	Type of Reporting Person* CO

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 234,450 American Depository Shares (ADS) representing 23,445,000 ordinary shares held by Granite Global Ventures (Q.P.) L.P., and 4,006 ADS representing 400,600 ordinary shares held by Granite Global Ventures L.P. Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. and share voting and dispositive power over all such shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

(4)

In addition, Granite Global Ventures (Q.P.) L.P. holds 11 ordinary shares (representing a fractional 0.11 ADS) and Granite Global Ventures L.P. holds 4 ordinary shares (representing a fractional 0.04 ADS) for an aggregate total of 15 ordinary shares (representing a fractional 0.15 ADS).

CUSIP No. 447773 10 2

1	Name of Reporting Persons Granite Global Ventures III L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,276,795 ADS representing 227,679,500 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 10.38% (3)

14	Type of Reporting Person* PN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 43,976 ADS representing 4,397,600 ordinary shares held by GGV III Entrepreneurs Fund L.P., and 2,232,819 ADS representing 223,281,900 ordinary shares held by Granite Global Ventures III L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Messrs. Jixun Foo, Glenn Solomon, Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures III L.L.C. and share voting and dispositive power over all such shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

CUSIP No. 447773 10 2

1	Name of Reporting Persons GGV III Entrepreneurs Fund L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,276,795 ADS representing 227,679,500 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 10.38% (3)

14	Type of Reporting Person* PN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 43,976 ADS representing 4,397,600 ordinary shares held by GGV III Entrepreneurs Fund L.P., and 2,232,819 ADS representing 223,281,900 ordinary shares held by Granite Global Ventures III L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Messrs. Jixun Foo, Glenn Solomon, Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures III L.L.C. and share voting and dispositive power over all such shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

CUSIP No. 447773 10 2

1	Name of Reporting Persons Granite Global Ventures III L.L.C.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,276,795 ADS representing 227,679,500 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 10.38% (3)

14	Type of Reporting Person* CO

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 43,976 ADS representing 4,397,600 ordinary shares held by GGV III Entrepreneurs Fund L.P., and 2,232,819 ADS representing 223,281,900 ordinary shares held by Granite Global Ventures III L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Messrs. Jixun Foo, Glenn Solomon, Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures III L.L.C. and share voting and dispositive power over all such shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

CUSIP No. 447773 10 2

1	Name of Reporting Persons Scott B. Bonham

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,515,251 ADS representing 251,525,100 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,515,251 ADS representing 251,525,100 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,515,251 ADS representing 251,525,100 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 11.47% (3)

14	Type of Reporting Person* IN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 234,450 American Depository Shares (ADS) representing 23,445,000 ordinary shares held by Granite Global Ventures (Q.P.) L.P., 4,006 ADS representing 400,600 ordinary shares held by Granite Global Ventures L.P., 43,976 ADS representing 4,397,600 ordinary shares held by GGV III Entrepreneurs Fund L.P., and 2,232,819 ADS representing 223,281,900 ordinary shares held by Granite Global Ventures III L.P. Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada and Thomas K. Ng are members of the investment committees for both Granite Global Ventures L.L.C. and Granite Global Ventures III, L.L.C. and share voting and dispositive power over all such shares. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

(4)

In addition, Granite Global Ventures (Q.P.) L.P. holds 11 ordinary shares (representing a fractional 0.11 ADS) and Granite Global Ventures L.P. holds 4 ordinary shares (representing a fractional 0.04 ADS) for an aggregate total of 15 ordinary shares (representing a fractional 0.15 ADS).

CUSIP No. 447773 10 2

1	Name of Reporting Persons Joel D. Kellman

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,515,251 ADS representing 251,525,100 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,515,251 ADS representing 251,525,100 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,515,251 ADS representing 251,525,100 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 11.47% (3)

14	Type of Reporting Person* IN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 234,450 American Depository Shares (ADS) representing 23,445,000 ordinary shares held by Granite Global Ventures (Q.P.) L.P., 4,006 ADS representing 400,600 ordinary shares held by Granite Global Ventures L.P., 43,976 ADS representing 4,397,600 ordinary shares held by GGV III Entrepreneurs Fund L.P., and 2,232,819 ADS representing 223,281,900 ordinary shares held by Granite Global Ventures III L.P. Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada and Thomas K. Ng are members of the investment committees for both Granite Global Ventures L.L.C. and Granite Global Ventures III, L.L.C. and share voting and dispositive power over all such shares. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

(4)

In addition, Granite Global Ventures (Q.P.) L.P. holds 11 ordinary shares (representing a fractional 0.11 ADS) and Granite Global Ventures L.P. holds 4 ordinary shares (representing a fractional 0.04 ADS) for an aggregate total of 15 ordinary shares (representing a fractional 0.15 ADS).

CUSIP No. 447773 10 2

1	Name of Reporting Persons Hany M. Nada

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,515,251 ADS representing 251,525,100 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,515,251 ADS representing 251,525,100 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,515,251 ADS representing 251,525,100 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 11.47% (3)

14	Type of Reporting Person* IN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 234,450 American Depository Shares (ADS) representing 23,445,000 ordinary shares held by Granite Global Ventures (Q.P.) L.P., 4,006 ADS representing 400,600 ordinary shares held by Granite Global Ventures L.P., 43,976 ADS representing 4,397,600 ordinary shares held by GGV III Entrepreneurs Fund L.P., and 2,232,819 ADS representing 223,281,900 ordinary shares held by Granite Global Ventures III L.P. Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada and Thomas K. Ng are members of the investment committees for both Granite Global Ventures L.L.C. and Granite Global Ventures III, L.L.C. and share voting and dispositive power over all such shares. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

(4)

In addition, Granite Global Ventures (Q.P.) L.P. holds 11 ordinary shares (representing a fractional 0.11 ADS) and Granite Global Ventures L.P. holds 4 ordinary shares (representing a fractional 0.04 ADS) for an aggregate total of 15 ordinary shares (representing a fractional 0.15 ADS).

CUSIP No. 447773 10 2

1	Name of Reporting Persons Thomas K. Ng

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,515,251 ADS representing 251,525,100 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,515,251 ADS representing 251,525,100 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,515,251 ADS representing 251,525,100 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 11.47% (3)

14	Type of Reporting Person* IN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 234,450 American Depository Shares (ADS) representing 23,445,000 ordinary shares held by Granite Global Ventures (Q.P.) L.P., 4,006 ADS representing 400,600 ordinary shares held by Granite Global Ventures L.P., 43,976 ADS representing 4,397,600 ordinary shares held by GGV III Entrepreneurs Fund L.P., and 2,232,819 ADS representing 223,281,900 ordinary shares held by Granite Global Ventures III L.P. Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada and Thomas K. Ng are members of the investment committees for both Granite Global Ventures L.L.C. and Granite Global Ventures III, L.L.C. and share voting and dispositive power over all such shares. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

(4)

In addition, Granite Global Ventures (Q.P.) L.P. holds 11 ordinary shares (representing a fractional 0.11 ADS) and Granite Global Ventures L.P. holds 4 ordinary shares (representing a fractional 0.04 ADS) for an aggregate total of 15 ordinary shares (representing a fractional 0.15 ADS).

CUSIP No. 447773 10 2

1	Name of Reporting Persons Jixun Foo

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,276,795 ADS representing 227,679,500 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 10.38% (3)

14	Type of Reporting Person* IN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 43,976 ADS representing 4,397,600 ordinary shares held by GGV III Entrepreneurs Fund L.P., and 2,232,819 ADS representing 223,281,900 ordinary shares held by Granite Global Ventures III L.P. Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Messrs. Jixun Foo, Glenn Solomon, Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures III L.L.C. and share voting and dispositive power over all such shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

CUSIP No. 447773 10 2

1	Name of Reporting Persons Glenn Solomon

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,276,795 ADS representing 227,679,500 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 10.38% (3)

14	Type of Reporting Person* IN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 43,976 ADS representing 4,397,600 ordinary shares held by GGV III Entrepreneurs Fund L.P., and 2,232,819 ADS representing 223,281,900 ordinary shares held by Granite Global Ventures III L.P.  Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.  Messrs. Jixun Foo, Glenn Solomon, Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures III L.L.C. and share voting and dispositive power over all such shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.  These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

CUSIP No. 447773 10 2

1	Name of Reporting Persons Jenny Lee

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,276,795 ADS representing 227,679,500 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,276,795 ADS representing 227,679,500 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 10.38% (3)

14	Type of Reporting Person* IN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 43,976 ADS representing 4,397,600 ordinary shares held by GGV III Entrepreneurs Fund L.P., and 2,232,819 ADS representing 223,281,900 ordinary shares held by Granite Global Ventures III L.P.  Granite Global Ventures III L.L.C. is the sole general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.  Messrs. Jixun Foo, Glenn Solomon, Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, and Ms. Jenny Lee are members of the investment committee of Granite Global Ventures III L.L.C. and share voting and dispositive power over all such shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.  These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

CUSIP No. 447773 10 2

1	Name of Reporting Persons Ray A. Rothrock

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 238,456 ADS representing 23,845,600 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 238,456 ADS representing 23,845,600 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 238,456 ADS representing 23,845,600 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.09% (3)

14	Type of Reporting Person IN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 234,450 American Depository Shares (ADS) representing 23,445,000 ordinary shares held by Granite Global Ventures (Q.P.) L.P., and 4,006 ADS representing 400,600 ordinary shares held by Granite Global Ventures L.P.  Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P.  Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. and share voting and dispositive power over the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures, L.P.  These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

(4)

In addition, Granite Global Ventures (Q.P.) L.P. holds 11 ordinary shares (representing a fractional 0.11 ADS) and Granite Global Ventures L.P. holds 4 ordinary shares (representing a fractional 0.04 ADS) for an aggregate total of 15 ordinary shares (representing a fractional 0.15 ADS).

CUSIP No. 447773 10 2

1	Name of Reporting Persons Anthony Sun

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Source of Funds* WC

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 238,456 ADS representing 23,845,600 ordinary shares (2)

	9	Sole Dispositive Power

	10	Shared Dispositive Power 238,456 ADS representing 23,845,600 ordinary shares (2)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 238,456 ADS representing 23,845,600 ordinary shares (2)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.09% (3)

14	Type of Reporting Person* IN

(1)

This Schedule is filed by Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Granite Global Ventures L.L.C., Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Ray A. Rothrock, Anthony Sun, and Ms. Jenny Lee (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

Consists of 234,450 American Depository Shares (ADS) representing 23,445,000 ordinary shares held by Granite Global Ventures (Q.P.) L.P., and 4,006 ADS representing 400,600 ordinary shares held by Granite Global Ventures L.P. Granite Global Ventures L.L.C. is the sole general partner of Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures L.P. Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun and Ray Rothrock are members of the investment committee of Granite Global Ventures L.L.C. and share voting and dispositive power over the shares held by Granite Global Ventures (Q.P.) L.P. and Granite Global Ventures, L.P. These individuals disclaim beneficial ownership of the shares beneficially owned by the above entities except to the extent of their pecuniary interests therein.

(3)

This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

(4)

In addition, Granite Global Ventures (Q.P.) L.P. holds 11 ordinary shares (representing a fractional 0.11 ADS) and Granite Global Ventures L.P. holds 4 ordinary shares (representing a fractional 0.04 ADS) for an aggregate total of 15 ordinary shares (representing a fractional 0.15 ADS).

CUSIP No. 447773 10 2

Introductory Note:  This Amendment No. 2 (the “Amendment”) amends the statement on Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on August 18, 2009 (the “Amended Schedule 13D”), and is being filed on behalf of the Reporting Persons (as defined herein) with respect to the American Depository Shares (“ADS”), each ADS representing one hundred ordinary shares (“Ordinary Shares”), of Hurray! Holding Co., Ltd. (the “Issuer”), to report the acquisition of Ordinary Shares in the form of ADS by certain Reporting Persons.  As of December 31, 2008, there are 21,933,437.4 ADS, representing 2,193,343,740 Ordinary Shares, of the Issuer outstanding, as set forth in the Issuer’s Form 20-F filed with the Commission on June 26, 2009.  Accordingly, the number of securities beneficially owned by certain Reporting Persons has increased.

Items 3, 4, 5 and 7 of the Amended Schedule 13D are hereby amended and supplemented to the extent hereinafter expressly set forth.  All capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed thereto in the Amended Schedule 13D.

Item 1.    Security and Issuer

(a)           This statement relates to the ADS each representing Ordinary Shares of the Issuer.

(b)           The address of the Issuer’s principal executive office is 15/F, Tower B, Gateway Plaza, No. 18 Xia Guang Li North Road, East Third Ring, Chaoyang District, Beijing 100027, People’s Republic of China.

Item 2.    Identity and Background

(a)           The name of the reporting persons are Granite Global Ventures L.P. (“GGV”), Granite Global Ventures (Q.P.) L.P. (“GGV QP”), Granite Global Ventures III L.P. (“GGV III”), GGV III Entrepreneurs Fund L.P. (“GGV III Entrepreneurs”), Granite Global Ventures L.L.C., (“GGV LLC”), Granite Global Ventures III L.L.C. (“GGV III LLC”) (collectively, the “GGV Entities”), Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Juxon Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng and Ms. Jenny Lee  (collectively with the GGV Entities, the “Reporting Persons”).  A copy of their agreement in writing to file this statement of behalf of each of them is attached hereto as Exhibit A.  GGV, GGV QP, GGV III and GGV III Entrepreneurs are limited partnerships organized under the laws of the State of Delaware.  GGV LLC and GGV III LLC are limited liability companies organized under the laws of the State of Delaware.  GGV LLC is the General Partner of GGV and GGV QP.  GGV III LLC is the General Partner of GGV III and GGV III Entrepreneurs.  Messrs. Ray A. Rothrock, Anthony Sun, Scott B. Bonham, Joel D. Kellman, Hany M. Nada, and Thomas K. Ng are members of the investment committee of GGV LLC.  Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon  and Ms. Jenny Lee are members of the investment committee of GGV III LLC.

(b)           The business address for GGV, GGV QP, GGV III, GGV III Entrepreneurs, GGV LLC, GGV III LLC, and Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Ms. Jenny Lee is  2494 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

The business address for Messrs. Ray A. Rothrock and Anthony Sun is 3340 Hillview Ave., Palo Alto, CA 94304.

(c)           Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, and Thomas K. Ng are managing members and investment committee members of GGV LLC.  Messrs. Scott B. Bonham, Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon and Ms. Jenny Lee are managing members and investment committee members of GGV III LLC.  The principal business for each of the forgoing reporting persons is the venture capital investment business.

The address for Messrs. Scott B. Bonham, Joel D. Kellman, Jiixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng, and Ms. Jenny Lee is 2494 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

Messrs. Ray A. Rothrock and Anthony Sun are managing members of Venrock Associates and investment committee members of GGV LLC.  The address for Messrs. Ray A. Rothrock and Anthony Sun is 3340 Hillview Ave., Palo Alto, CA 94304.  The principal business for each of the forgoing reporting persons is the venture capital investment business.

(d)           During the last five years, none of the Reporting Persons, to the knowledge of the Reporting Persons, has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)           During the last five years, none of the Reporting Persons, to the knowledge of the Reporting

CUSIP No. 447773 10 2

Persons, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)            GGV, GGV QP, GGV III and GGV III Entrepreneurs are limited partnerships organized under the laws of the State of Delaware.  GGV LLC and GGV III LLC are limited liability companies organized under the laws of the State of Delaware.  Messrs. Joel D. Kellman, Hany M. Nada, Thomas K. Ng, Anthony Sun, Ray A. Rothrock and Glenn Solomon are citizens of the United States of America.  Mr. Scott B. Bonham is a Canadian citizen.  Mr. Jixun Foo and Ms. Jenny Lee are citizens of Singapore.

Item 3.    Source and Amount of Funds or Other Considerations

Item 3 of the Amended Schedule 13D is hereby amended and supplemented as follows:

Prior to the date of the Amended Schedule 13D, a total of 23,445,000 Ordinary Shares, in the form of ADS were held by GGV QP, 400,600 Ordinary Shares, in the form of ADS were held by GGV, 135,524,800 Ordinary Shares, in the form of ADS were held by GGV III, and 2,970,500 Ordinary Shares, in the form of ADS were held by GGV III Entrepreneurs.

Since the date of the Amended Schedule 13D, 87,757,100 Ordinary Shares, in the form of ADS were purchased by GGV III for an aggregate consideration of $3,485,371 of its working capital, and  1,427,100 Ordinary Shares, in the form of ADS were purchased by GGV III Entrepreneurs for an aggregate consideration of $56,679 of its working capital.

GGV QP, GGV, GGV III, and GGV III Entrepreneurs received the funds to acquire all securities described herein through contributions of capital from their respective limited partners.  No part of any purchase by the aforementioned entities was financed with borrowed funds.

Item 4.    Purpose of the Transaction

Item 4 of the Amended Schedule 13D is hereby amended and supplemented as follows:

In a series of private transactions from September 4, 2009 to September 15, 2009, pursuant to the terms of those certain letter agreements (each, a “Purchase Agreement”) by and between GGV III and GGV III Entrepreneurs (together, the “Purchasers”) and various existing holders of Issuer’s Ordinary Shares (collectively, the “Sellers”), the Purchasers acquired an aggregate of 80,175,200 Ordinary Shares (the “Purchased Shares”), in the form of ADS, at a price of $4.00 per share.

Since the date of the Amended Schedule 13D, the Purchasers acquired an additional 90,090 ADS in open market transactions, at an average price per share of $3.69.

The Purchasers agreed to acquire the securities described herein for investment purposes with the aim of increasing the value of their investments.  The funds used by the Purchasers to acquire such securities were obtained from capital contributions by their partners and from direct capital commitments by GGV III and GGV Entrepreneurs.

Subject to applicable legal requirements, one or more of the GGV Entities may purchase additional securities of the Issuer from time to time in open market or private transactions, depending on their evaluation of the Issuer’s business, prospects and financial condition, the market for the Issuer’s securities, other developments concerning the Issuer, the reaction of the Issuer to the GGV Entities’ ownership of the Issuer’s securities, other opportunities available to the GGV Entities, and general economic, money market and stock market conditions. In addition, depending upon the factors referred to above, the GGV Entities may dispose of all or a portion of their securities of the Issuer at any time. Each of the GGV Entities reserves the right to increase or decrease its holdings on such terms and at such times as each may decide.

Other than as described above in this Item 4, none of the GGV Entities have any plan or proposal relating to or that would result in: (a) the acquisition by any person of additional securities of the Issuer or the disposition of securities of the Issuer; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries; (d) any change in the Board of Directors or management of the Issuer, including any plans or proposals to change the number or terms of directors or to fill any existing vacancies on the Board of Directors of the Issuer; (e) any material change in the present capitalization or dividend policy of the Issuer; (f) any other material change in the Issuer’s business or corporate structure; (g) any changes in the

CUSIP No. 447773 10 2

Issuer’s charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person; (h) a class of securities of the Issuer being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) any action similar to those enumerated above.

References to and descriptions of the Purchased Shares as set forth in this Item 4 are qualified in their entirety by reference to the form of Purchase Agreement, which is filed as an exhibit to the Schedule and is incorporated by reference herein.

Item 5.    Interest in Securities of the Issuer

Item 5 of the Amended Schedule 13D is hereby amended and supplemented as follows:

The following information with respect to the ownership of the ADS of the Issuer by the persons filing this Statement is provided as of September 15, 2009:

	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
Granite Global Ventures (Q.P.) L.P.	234,450	0	238,456	0	238,456	238,456	1.09%

Granite Global Ventures L.P.	4,006	0	238,456	0	238,456	238,456	1.09%

Granite Global Ventures L.L.C.	0	0	238,456	0	238,456	238,456	1.09%

Granite Global Ventures III L.P.	2,232,819	0	2,276,795	0	2,276,795	2,276,795	10.38%

GGV III Entrepreneurs Fund L.P.	43,976	0	2,276,795	0	2,276,795	2,276,795	10.38%

Granite Global Ventures III L.L.C.	0	0	2,276,795	0	2,276,795	2,276,795	10.38%

Joel D. Kellman	0	0	2,515,251	0	2,515,251	2,515,251	11.47%

Scott B. Bonham	0	0	2,515,251	0	2,515,251	2,515,251	11.47%

Hany M. Nada	0	0	2,515,251	0	2,515,251	2,515,251	11.47%

Thomas K. Ng	0	0	2,515,251	0	2,515,251	2,515,251	11.47%

Jixun Foo	0	0	2,276,795	0	2,276,795	2,276,795	10.38%

Glenn Solomon	0	0	2,276,795	0	2,276,795	2,276,795	10.38%

Jenny Lee	0	0	2,276,795	0	2,276,795	2,276,795	10.38%

Ray A. Rothrock	0	0	238,456	0	238,456	238,456	1.09%

Anthony Sun	0	0	238,456	0	238,456	238,456	1.09%

(1)  This percentage is calculated based upon 21,933,437.4 ADS (representing 2,193,343,740 ordinary shares) of the Issuer outstanding as set forth in the Issuer’s Form 20-F, filed with the Securities and Exchange Commission on June 26, 2009.

The information provided and incorporated by reference in Items 3 and 4 is hereby incorporated by reference.

CUSIP No. 447773 10 2

Item 6.    Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

The information provided and incorporated by reference in Items 3, 4 and 5 is hereby incorporated by reference.

Other than as described in this Schedule 13D, to the best of the Reporting Persons’ knowledge, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in Item 2 and between such persons and any person with respect to any securities of the Issuer.

Item 7.    Material to be filed as Exhibits

Exhibit A — Joint Filing Agreement

Exhibit B — Form of Purchase Agreement

Exhibit C — Power of Attorney

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2009	GRANITE GLOBAL VENTURES (Q.P.) L.P.
GRANITE GLOBAL VENTURES L.P.

	BY:	GRANITE GLOBAL VENTURES L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ Hany M. Nada
Hany M. Nada
Manager

September 22, 2009	GRANITE GLOBAL VENTURES III L.P.
GGV III ENTREPRENEURS FUND L.P.

	BY:	GRANITE GLOBAL VENTURES III L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ Hany M. Nada
Hany M. Nada
Manager

September 22, 2009	GRANITE GLOBAL VENTURES L.L.C.

	By:	/s/ Hany M. Nada
Hany M. Nada
Manager

September 22, 2009	GRANITE GLOBAL VENTURES III L.L.C.

	By:	/s/ Hany M. Nada
Hany M. Nada
Manager

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Ray A. Rothrock

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Anthony Sun

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Scott B. Bonham

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Joel D. Kellman

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Thomas K. Ng

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jixun Foo

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Glenn Solomon

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jenny Lee

EXHIBIT A

AGREEMENT

JOINT FILING OF SCHEDULE 13D

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13D is being filed on behalf of each of the undersigned.

September 22, 2009	GRANITE GLOBAL VENTURES (Q.P.) L.P.
GRANITE GLOBAL VENTURES L.P.

	BY:	GRANITE GLOBAL VENTURES L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ Hany M. Nada
Hany M. Nada
Manager

September 22, 2009	GRANITE GLOBAL VENTURES III L.P.
GGV III ENTREPRENEURS FUND L.P.

	BY:	GRANITE GLOBAL VENTURES III L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ Hany M. Nada
Hany M. Nada
Manager

September 22, 2009	GRANITE GLOBAL VENTURES L.L.C.

	By:	/s/ Hany M. Nada
Hany M. Nada
Manager

September 22, 2009	GRANITE GLOBAL VENTURES III L.L.C.

	By:	/s/ Hany M. Nada
Hany M. Nada
Manager

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Ray A. Rothrock

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Anthony Sun

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Scott B. Bonham

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Joel D. Kellman

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Thomas K. Ng

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jixun Foo

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Glenn Solomon

September 22, 2009	By:	/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jenny Lee

EXHIBIT B

FORM OF PURCHASE AGREEMENT

***

September 2, 2009

Granite Global Ventures III L.P.

GGV III Entrepreneurs Fund L.P.

2494 Sand Hill Road, Suite 100

Menlo Park, CA 94025 U.S.A.

Ladies and Gentlemen:

The undersigned (“Seller”) hereby sells, assigns and transfers to Granite Global Ventures III L.P. or GGV III Entrepreneurs Fund L.P. (“Purchasers”) all right, title and interest in and to all the following American Depositary Shares, each representing 100 ordinary shares of Hurray! Holding Co., Ltd. (the “ADS”) for the purchase price of US$4.00 per ADS, in accordance with the DTC Instructions set forth below:

Purchaser	DTC Instructions	Number of ADS	Purchase Price
Granite Global Ventures III L.P	Piper Jaffray & Co.	***	US$	***.00
DTC #0311
Account # 28000039
GGV III Entrepreneurs Fund L.P.	Piper Jaffray & Co.	***	***.00
DTC #0311
Account # 28003850
	TOTAL	***	US$	***.00

The undersigned hereby represents and warrants that the undersigned has full power and authority to sell, assign and transfer the ADS and that Purchasers will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.  All consents, approvals, authorizations and orders required for the transfer of the ADS have been obtained by the undersigned and are in full force and effect.  The undersigned will, upon request, execute and deliver any additional documents deemed by the Purchasers to be necessary or desirable to complete the sale, assignment and transfer of the ADS.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Upon confirmation of receipt of the ADS by Piper Jaffray & Co., the aggregate purchase price of US$***.00, which is currently on deposit in the client trust account of Fenwick & West LLP, will be paid to the account of the Seller in accordance with the wire transfer instructions set forth below the signature line.

Very Truly Yours,

***

By:

Name (please print):

Title:

WIRE TRANSFER INSTRUCTIONS:

***

A MARK OF *** IN THE TEXT OF THIS EXHIBIT INDICATES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED.

EXHIBIT C

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Hany M. Nada and Stephen A. Hyndman, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(i)            prepare, execute and file, for and on behalf of the undersigned, a holder of a registered class of securities of Hurray Holdings Co., Ltd. (the “Company”), any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is GGV Capital assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by GGV Capital.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 17th day of September, 2009.

/s/ Ray A. Rothrock
Ray A. Rothrock

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Hany M. Nada and Stephen A. Hyndman, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(i)            prepare, execute and file, for and on behalf of the undersigned, a holder of a registered class of securities of Hurray Holdings Co., Ltd. (the “Company”), any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is GGV Capital assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by GGV Capital.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 16th day of September, 2009.

/s/ Anthony Sun
Anthony Sun

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Hany M. Nada and Stephen A. Hyndman, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(i)            prepare, execute and file, for and on behalf of the undersigned, a holder of a registered class of securities of Hurray Holdings Co., Ltd. (the “Company”), any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is GGV Capital assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by GGV Capital.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 16th day of September, 2009.

/s/ Scott B. Bonham
Scott B. Bonham

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Hany M. Nada and Stephen A. Hyndman, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(i)            prepare, execute and file, for and on behalf of the undersigned, a holder of a registered class of securities of Hurray Holdings Co., Ltd. (the “Company”), any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is GGV Capital assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by GGV Capital.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 16th day of September, 2009.

/s/ Joel D. Kellman
Joel D. Kellman

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Stephen A. Hyndman, signing individually, the undersigned’s true and lawful attorney-in fact and agent to:

(i)            prepare, execute and file, for and on behalf of the undersigned, a holder of a registered class of securities of Hurray Holdings Co., Ltd. (the “Company”), any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is GGV Capital assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by GGV Capital.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 17th day of September, 2009.

/s/ Hany M. Nada
Hany M. Nada

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Hany M. Nada and Stephen A. Hyndman, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(i)                                     prepare, execute and file, for and on behalf of the undersigned, a holder of a registered class of securities of Hurray Holdings Co., Ltd. (the “Company”), any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)                                  take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is GGV Capital assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by GGV Capital.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 17th day of September, 2009.

/s/ Thomas K. Ng
Thomas K. Ng

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Hany M. Nada and Stephen A. Hyndman, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(i)                                     prepare, execute and file, for and on behalf of the undersigned, a holder of a registered class of securities of Hurray Holdings Co., Ltd. (the “Company”), any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)                                  take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is GGV Capital assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by GGV Capital.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 16th day of September, 2009.

/s/ Jixun Foo
Jixun Foo

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Hany M. Nada and Stephen A. Hyndman, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(i)                                     prepare, execute and file, for and on behalf of the undersigned, a holder of a registered class of securities of Hurray Holdings Co., Ltd. (the “Company”), any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)                                  take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is GGV Capital assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by GGV Capital.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 16th day of September, 2009.

/s/ Glenn Solomon
Glenn Solomon

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Hany M. Nada and Stephen A. Hyndman, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(i)                                     prepare, execute and file, for and on behalf of the undersigned, a holder of a registered class of securities of Hurray Holdings Co., Ltd. (the “Company”), any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)                                  take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is GGV Capital assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by GGV Capital.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 17th day of September, 2009.

/s/ Jenny Lee
Jenny Lee